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                                                               Exhibit(d)(1)(a)

                                   SCHEDULE A

                                          Annual Fee Rate
Dryden Total Return Bond Fund, Inc.     .50% to $1 billion
                                        .45% over $1 billion

Schedule dated May 25, 2004